N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Public & Investor Relations
(717) 751-3071
THE BON-TON STORES, INC. ANNOUNCES MARCH 2007 CLOSING OF
CARSON PIRIE SCOTT STATE STREET STORE
~Rising Operating Costs and Payments from Landlord Cited~
~Building Owner Planning Redevelopment of Landmark Site~
YORK, PA, August 25, 2006 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it will close the Carson Pirie Scott store at One South State Street in Chicago, citing negative sales trends, net operating losses from rising operating costs and the incentive of payments from the owner of the building who has plans for future redevelopment of the landmark site.
The State Street store will remain open through the 2006 holiday shopping season and will close by March 2007. Twenty-five Carson’s department stores and five furniture stores will remain open throughout the metropolitan region, including two in the Chicago city limits.
“We are very proud of Carson Pirie Scott’s rich tradition in Chicago — a tradition that has prospered for more than 150 years, and will continue to be a very important part of the Chicago metropolitan landscape. Unfortunately, this facility is more than 100 years old and no longer supports our efforts to provide quality customer service by giving our customers a modern, fresh shopping experience,” said Bud Bergren, president and CEO of The Bon-Ton Stores, Inc. “Operating costs at this store are significantly higher than our average operating costs at other stores.”
After investing a considerable amount of money on an annual basis for repairs and improvements, Carson’s State Street store experienced sales declines versus the overall Carson’s sales increase in 2004 and 2005.
In making the announcement, Mr. Bergren stressed Bon-Ton’s overall commitment to the Chicago market and its intention to find new locations within the metropolitan Chicago area. Bon-Ton is actively pursuing opportunities for a near North/South city location.
“Chicago is the hometown of Carson Pirie Scott and our great customers here make it our strongest market nationwide. We have a long-term commitment to this city and the metropolitan area. This new direction will allow us to continue to deliver on our promise to all of our loyal customers and is essential for the future growth of Carson Pirie Scott,” Mr. Bergren stated. “We believe Joseph Freed & Associates is working on some very exciting plans for the Carson Pirie Scott building and we think the city and people of Chicago will agree.”

Joseph Freed & Associates has recently completed the restoration of the exterior and the reactivation of 400,000 square feet of upper floor space for office use.
“We have enjoyed our relationship with Carson Pirie Scott on State Street and look forward to continuing our pursuit of returning this landmark structure to its prominence,” says Larry Freed, President of Joseph Freed and Associates. “We are currently entertaining several redevelopment scenarios and we’re confident we will be able to recast this historic structure back to its distinction.”
Three hundred full-time and 150 part-time associates of the State Street store will be impacted by the closing of this location. Affected associates will be offered the opportunity to interview for available positions at other store locations. Associates will also receive career transition benefits, including severance and state employment service support.
“Our loyal associates have been crucial to the company’s success for many years,” said Mr. Bergren. “We will work with our associates to help with future employment opportunities in the Chicago metropolitan area with our network of area stores or with other employers.”
Bon-Ton was founded in 1898 and is a traditional department store retailer with a history of providing quality merchandise to its customers. On March 6, 2006, Bon-Ton completed the acquisition of the Northern Department Store Group of Saks Incorporated (“Carson’s”), making it one of the largest regional department store chains in the United States. Bon-Ton operates 271 department stores and seven furniture stores, located in 23 states across the Northeastern, Midwestern and Great Plains states. Bon-Ton operates under the following nameplates: Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers. For further information, please visit the investor relations section of the Company’s website: www.bonton.com/investor/home/asp.
Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, execution of an agreement with the owner of the State Street location, additional competition from existing and new competitors and uncertainties associated with opening new stores or expanding or remodeling existing stores. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company’s periodic reports filed with the Securities and Exchange Commission.
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